EXHIBIT 99.1

[SEA CONTAINERS LTD. NEWS RELEASE]

SEA CONTAINERS LTD FILES FOR CHAPTER 11 PROTECTION TO ACHIEVE FINANCIAL RESTRUCTURING

•                  Protection sought for Sea Containers Ltd, Sea Containers Services Ltd and Sea Containers Caribbean Inc in order to achieve financial restructuring

•                  $115 million October 15, 2006 Public Notes not paid

•                  The companies remain under the control of their Boards of Directors

•                  No other subsidiary has filed for Chapter 11 protection

•                  Companies and business units in the group continue day-to-day operations as normal

•                  Sea Containers holds $67 million of unrestricted cash at October 14, 2006

•                  Outline proposals put to the note holders’ advisors and discussions on-going

•                  Sea Containers Services Ltd in discussions with Trustees of its pension Schemes and U.K. Pension Regulator

Hamilton, Bermuda, October 16, 2006.  Sea Containers Ltd. (Other OTC:  SCRA.PK and SCRB.PK, www.seacontainers.com) announced today that, in order to achieve a financial restructuring, Sea Containers Ltd and two subsidiaries, Sea Containers Services Ltd and Sea Containers Caribbean Inc, have voluntarily filed for protection under Chapter 11 of Title 11 of the United States Bankruptcy Code. The filings were made on October 15 in the U.S. Bankruptcy Court for the District of Delaware.

Bob Mackenzie, President and Chief Executive Officer, said: “Although we have not paid the October 15 public notes, we are optimistic about the success of our restructuring program and our ability to reach agreement with creditors. The prime reason for seeking protection is to prevent any individual creditor from taking action on its own, which would be against the interests of Sea Containers and the majority of creditors. The Chapter 11 process is very different from Administration in the U.K., because the directors remain in charge. We continue with our business strategy and for our key operating units it will be ‘business as usual’. Chapter 11 will allow us the flexibility and the time needed to implement our reorganization plan and to move Sea Containers onto a sustainable financial footing. Much has already been achieved this year to improve Sea Containers’ finances, including the sale of Silja, the reduction by more than 50% of group debt and the recent refinancing of our containers.”

Other than the two subsidiaries listed above, no other subsidiary company within the group has filed for protection. Operating subsidiaries such as Great North Eastern Railway (GNER), the U.K. rail operator, and the SeaStreak ferry services in New Jersey, will continue their normal day to day operations. GE SeaCo, the joint venture container leasing business, is a completely separate business and is completely unaffected.

The filing companies have sought Chapter 11 protection because their directors concluded that a court-supervised reorganization will better enable the companies to restructure their debt, working co-operatively with creditors to place the respective companies on a sound and sustainable financial footing. On August 11, 2006, the Company stated that it would not pay the $115 million principal amount of the 10 ¾ % senior notes due on October 15, 2006, unless it concluded that it could pay in full the other public notes maturing in 2008, 2009 and 2012 and all other unsecured creditors, as well as retain sufficient working capital.

Since then, the Company has outlined a restructuring proposal to the advisors representing the ad-hoc committee of note holders and has had a number of discussions with these advisors with the aim of restructuring the Company’s public notes and other unsecured financial obligations. As described below, Sea Containers has also been in discussions with advisors to the trustees of Sea Containers’ two principal U.K. pension schemes. Although Sea Containers believes that progress has been made in these discussions, it has not been able to reach agreements with the necessary stakeholders prior to the October 15, 2006 maturity date of the 10 ¾ % notes. The Company has decided it cannot pay the October 15 notes at maturity, and is thus in payment default. The decision to seek Chapter 11 protection was taken by the directors of the filing companies by board action on October 14, 2006.

Sea Containers Ltd continues to operate under the direction of its Board and the Company’s subsidiaries remain under the control of their respective managements and boards of directors. It is intended that the filing companies will continue to function normally, with minimal change to the way they conduct business and be able to fund their continuing operations during the reorganization process. Sea Containers fully expects that there will be no interruptions to the payment of salaries and benefits for employees and that the filing companies will continue to meet supplier obligations incurred during the Chapter 11 process.  Sea Containers may initiate one or more complementary proceedings outside of the United States in order to facilitate the Chapter 11 process.

Cash Position

Sea Containers’ total cash on October 14, 2006 was $126 million of which approximately $59 million was either restricted as security for obligations to third parties or held in subsidiaries and could not be remitted back to the Company for various legal, regulatory or bank covenant reasons.

The remaining free cash of $67 million compares to $80 million as at July 31, 2006.  The main movements on free cash are the receipt of $40 million from the container refinancing and sale of containers (see below), the repayment of secured debt of $9 million, a net $23 million to meet both the recurring and non-recurring operating needs of the business and $16 million of restructuring costs. The free cash balance of Sea Containers Ltd on October 14, 2006 was $49 million, with the remaining $18 million held in subsidiaries available for group purposes.

Pensions

In light of the deficits relating to the Sea Containers 1983 and 1990 Pension Schemes in the U.K., Sea Containers has sought to ensure that the restructuring takes account of the pension liabilities. The directors of Sea Containers Services Ltd are in discussions with the trustees of the 1983 and 1990 Schemes and the U.K. Pension Regulator about the future of those Schemes. The trustees of the 1983 and 1990 schemes have issued certain demands and notices, pursuant to legal requirements and the pension scheme rules, to Sea Containers Ltd and participating employers including Sea Containers Services Ltd. The trustees have appointed professional advisors to support them.

Active members of the 1983 Scheme were recently informed that the directors of Sea Containers Services Ltd, with the agreement of the trustees, had decided that active members should cease to accrue benefits for future service with effect from September 30, 2006. These employees will be given an opportunity to join the Sea Containers Group Stakeholder Pension Plan in the U.K.

Containers

Sea Containers recently completed two transactions relating to its container operations.  These transactions represent a further step in Sea Containers’ strategy of simplifying its business and placing its finances on a sounder footing.

The first transaction, as reported in the Company’s SEC Form 8-K filed October 10, 2006, is a $160.7 million refinancing of containers, representing the bulk of those containers owned by Sea Containers but managed by GE SeaCo. The new facility is for a term of three years. This transaction assigns and refinances the existing 2001 container securitization, as well as repaying all other existing credit facilities secured by Sea Containers’ owned containers.

This transaction achieves a number of objectives. Firstly, it rationalized and simplified the existing container financing structure.  Secondly, it cured a number of existing covenant defaults in separate container financing facilities. Thirdly, it released approximately $16 million of cash liquidity to assist in the overall restructuring program. Fourthly, in connection with this transaction, certain containers and tanks were released from lien so that these units could be either sold or financed more efficiently.

In the second transaction, Sea Containers sold on October 13, 2006 its containers which are leased and managed outside GE SeaCo.  This business lacked critical mass and could not be efficiently operated by Sea Containers.  The sale of about 14,000 containers and tanks was made to Unitas Containers Limited, a global container leasing company based in Bermuda and London, delivering net proceeds of approximately $24 million to Sea Containers.  As a result of the above refinancing transaction, these containers were sold free of debt.

The overall liquidity released by the above two transactions amounts to approximately $40 million.  In addition the refinancing released from lien an approximate $15 million of containers for future sale or financing.

GE SeaCo

The Company filed an SEC Form 8-K on October 4, 2006 regarding the GE SeaCo joint venture. In addition to providing audited financial statements for GE SeaCo and its subsidiaries, it reported that the Company had received letters from GE, asserting that there had been a change of control at Sea Containers Ltd. around March 20, 2006 when Mr James Sherwood (the founder of Sea Containers) resigned various positions including that of Chairman of the Board. Under the GE SeaCo joint venture agreements, a change of control at Sea Containers would enable GE to purchase its interest in the GE SeaCo joint venture, at an agreed or litigated valuation. On the basis of this assertion, GE also notified the Company that a valuation process should proceed.  The Company believes these assertions have no merit and, if necessary, will defend the action vigorously to protect its investment in GE SeaCo in the interest of Sea Containers’ shareholders and creditors. GE SeaCo continues to perform well, with both partners firmly focused on improving market competitiveness through cost reduction and improved technology.

Outstanding Debt

At October 14, 2006, Sea Containers had $650 million of consolidated debt outstanding.  This compares to $630 million (including shipyard debt, see below) at July 31, 2006.  The movement was an increase in container debt from the container refinancing of $29 million less a repayment of $9 million in relation to secured ferry debt.

The $20 million unsecured liability owed to a shipyard payable on September 30, 2006 was assigned to a financial investor and rescheduled for payment on October 15, 2006 to align with the repayment date of the October 2006 public notes.  This unsecured liability was also not paid on October 15.

GNER

The control and operations of GNER, the rail franchise that runs the East Coast Main Line in the U.K., are not affected by the Chapter 11 filings. Sea Containers and GNER have kept the U.K. Government’s Department for Transport abreast of developments, and GNER is not in breach of any of its franchise commitments.  GNER’s lines of credit and financial activities have been ‘ring-fenced’ from those of Sea Containers, apart from the standby credit and overdraft facilities mentioned in the August 11, 2006 news release of Sea Containers. These facilities are provided by Sea Containers as a condition of the franchise agreement and remain undrawn.

Employees of GNER and Sea Containers Railway Services Ltd (SCRS) do not participate in the Sea Containers U.K. pension schemes. They participate in separate U.K. schemes, the Railway Pension Scheme and an SCRS defined contribution scheme.

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This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding financial restructuring, funding continuing operations, reaching agreement with creditors, defending litigation claims, and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the transport markets in which the company operates of terrorist activity and any police or military response, varying customer demand and competitive considerations, inability to sustain price increases or to reduce costs, fluctuations in interest rates and currency values, variable fuel and electricity prices, uncertainty of negotiating and completing proposed sale, chartering or disposal transactions on acceptable terms, realization of asset sales proceeds less than related mortgage debt, inadequate sources of capital and unacceptability of proposed finance terms and inability to reduce debt, global, regional and industry economic conditions, shifting patterns and levels of regional passenger travel, seasonality and adverse weather conditions, possible lay-up of ships that cannot be sold, chartered out or redeployed and incurrence of lay-up costs, potential incurrence of disposal losses, restructuring charges and asset impairments greater than currently estimated, changes to or termination of pension plans resulting in acceleration of material unfunded pension liabilities, inability to restructure debts and other obligations, uncertain outcome of litigation claims and defenses, possible breach of the GNER franchise agreement resulting in amendment or loss of the franchise, and legislative, regulatory and political developments.  Further information regarding these and other factors is included in the filings by the company with the US Securities and Exchange Commission.

ENDS

For further information:

Questions and Answers relating to this release will be posted on www.seacontainers.com

Lisa Barnard

Director of Communications, Sea Containers group of companies

Tel: +44 207 805 5550

Email: lisa.barnard@seacontainers.com

Investor Relations enquiries:

William W. Galvin III, The Galvin Partnership

Tel: +1 (203) 618 9800

Email: wwg@galvinpartners.com